UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

April 13, 2007
Date of Report (Date of earliest event reported)

Amtech Systems, Inc.
(Exact name of registrant as specified in its charter)

Arizona	000-11412	86-0411215

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

131 South Clark Drive, Tempe, Arizona	85281

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (480) 967-5146

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On April 13, 2007, Amtech Systems, Inc. (the “Company”) entered into a new Employment Agreement (the “Agreement”) with Jong S. Whang, the Company’s Chief Executive Officer.  Below is a summary of the terms and conditions of the Agreement.

Term

The Agreement provides for an “Employment Period” commencing on the date of the Agreement and continuing for an initial term of three years.  Thereafter, the Employment Period will continue for successive one-year terms unless either the Company or Mr. Whang provides written notice of termination of the Employment Period at least 120 days prior to the end of any given term. If Mr. Whang remains in the full time employ of the Company beyond the Employment Period without any written agreement, the Agreement will be deemed to continue on a month to month basis and either party will have the right to terminate the Agreement at the end of any ensuing calendar month with written notice of at least 30 days.

Base Salary

Pursuant to the Agreement, Mr. Whang will receive an initial base salary of $250,000 per annum (the “Base Salary”).  The Base Salary will be reviewed on an annual basis by the Compensation and Option Committee of the Company’s Board of Directors (the “Compensation Committee”) and can be increased, but not decreased, in the discretion of the Compensation Committee.

Incentive Compensation

Mr. Whang is also entitled to an annual cash bonus for each fiscal year that will be determined in accordance with an annual bonus plan adopted by the Compensation Committee.  The annual bonus plan may not be less favorable to Mr. Whang than the bonus plan for fiscal 2007 that was adopted by the Compensation Committee on December 8, 2006, the terms of which were included in the 8-K filed on December 14, 2006.

Stock Options

Any currently outstanding options held by Mr. Whang will remain in full force and effect in accordance with the Company’s stock option plans and applicable stock option agreements.  Mr. Whang will also be issued an annual grant of stock options by the Compensation Committee within 90 days after the end of each fiscal year during the Employment Period.  All of the options granted to Mr. Whang will be “Incentive Stock Options” within the meaning of the Internal Revenue Code of 1986, or if they do not qualify as Incentive Stock Options, they will be non-qualified stock options.  The amount and terms of the grants will be determined by the Compensation Committee, but may not be any less favorable to Mr. Whang than the terms of the options previously granted to Mr. Whang on December 8, 2006.  On that date, Mr. Whang was granted incentive stock options to purchase 30,000 shares with an exercise price equal to the closing price of the Company’s stock on the grant date.  The options expire 10 years from the date of grant and vest 25% per year on the first through fourth anniversaries of the grant date.

Benefits

Mr. Whang will be entitled to participate in the benefit plans offered to executive officers of the Company; however, he may elect to receive from the Company cash in lieu of participating in such plans.  The Company will provide Mr. Whang with an annual automobile allowance of not less than $12,000, a life insurance policy in the face amount of $250,000 and such other benefits as the Company may deem appropriate from time to time.

Termination

Mr. Whang’s employment is “at will” and either the Company or Mr. Whang can terminate the Agreement at any time, with or without cause or good reason, upon 30 days written notice.  The Agreement can also be terminated by the Company due to the disability of Mr. Whang after at least 30 days’ written notice by the Company of its intention to terminate his employment.

Severance

If the Company terminates the employment of Mr. Whang against his will and without cause (including by giving notice of termination of the Agreement as described above), or if Mr. Whang terminates his employment for good reason, Mr. Whang is entitled to receive salary, incentive compensation and vacation accrued through the date of termination, plus (i) an amount equal to two years of Mr. Whang’s Base Salary in effect on the date of termination; (ii) a pro-rata portion of the amount of incentive compensation he would earn for the fiscal year in which the termination occurs if the results of operations of the Company for such fiscal year were annualized; and (iii) full vesting of all outstanding stock options held by Mr. Whang.

If Mr. Whang voluntarily terminates his employment other than for good reason, if the Company terminates Mr. Whang’s employment for cause, or if Mr. Whang’s employment is terminated due to his death or disability, Mr. Whang will be entitled to receive salary and accrued vacation through the date of termination only.  However, in the event Mr. Whang’s employment is terminated due to his death or disability, he will also be entitled to receive (i) a pro-rata portion of the amount of incentive compensation he would earn for the fiscal year in which the termination occurs if the results of operations of the Company for such fiscal year were annualized, and (ii) full vesting of all outstanding stock options held by him.

Noncompetition

Mr. Whang agreed that during the term of the Agreement he would not engage in certain activities in which he would be competing with the Company or its subsidiaries.  He also agreed that for a period of two years after the end of the term of the Agreement he would not engage in certain activities in which he would be competing with the Company or its subsidiaries and he would not own, directly or indirectly, more than a 5% interest in entities which compete with the Company or its subsidiaries.

Change in Control

In the event that Mr. Whang’s employment with the Company is terminated either (i) by the Company for any reason other than for cause during a pending change in control of the Company or within one year following the occurrence of a change in control, or (ii) by Mr. Whang for good reason within one year following the occurrence of a change in control of the Company, then Mr. Whang will be entitled to receive within 10 days of the date of termination of his employment, in lieu of the severance payment otherwise payable:

1)	An amount equal to three years of his Base Salary in effect on the date of termination of his employment;

2)	The maximum amount of the incentive compensation which he could earn for the fiscal year in which the termination occurs; and

3)	Full vesting of all outstanding stock options he holds.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMTECH SYSTEMS, INC.

Date: April 19, 2007	By:	/s/ Bradley C. Anderson

	Name:	Bradley C. Anderson
	Title:	Vice President and Chief Financial Officer